EXHIBIT 3.185

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/13/2000
001626311 - 3329759

CERTIFICATE OF FORMATION

OF
RADNOR G.P., L.L.C.
A LIMITED LIABILITY COMPANY

          FIRST:          The name of the limited liability company is: RADNOR G.P., L.L.C.

          SECOND:     The address of the registered office of the limited liability company in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent for service of process at such address is CORPORATION SERVICE COMPANY.

          IN WITNESS WHEREOF, the undersigned, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 13th day of December, 2000.

/s/ Martha Schwarz

Name: Martha Schwarz
Title: Authorized Person